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                                                                EXHIBIT 4(b)(1)


                     THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY

                         TERMINAL ILLNESS WAIVER OF SURRENDER
                                    CHARGES RIDER



WHEN SURRENDER CHARGES WILL BE WAIVED: After the first Contract Year, a Surrender Charge will not apply to partial withdrawals or total surrenders if American Franklin receives satisfactory evidence that the Annuitant or Owner is terminally ill with 12 months or less to live. The Surrender Charge may be waived only after:

    1. American Franklin receives at its Administrative Office a request for waiver of Surrender Charges while the Contract and the rider are in force; and

    2. American Franklin receives at its Administrative Office a written statement signed by a Physician providing:

         a.  the diagnosis; and

         b. a statement that the medical condition of the Annuitant or the Owner is expected to result in death within 12 months; and

    3. American Franklin's right to a second opinion by a Physician has been exercised and a confirmatory opinion obtained or such right has been waived.

A second medical opinion may be requested at American Franklin's expense. If the second opinion differs from the first, American Franklin will submit all medical information to an independent third party, and will rely on the third party's decision.

DEFINITIONS: "Physician" means a duly licensed physician, licensed in the state in which treatment is received, and who is acting within the scope of that license. It does not include:

    1.  The Annuitant;  or

    2.  The Owner : or

    3. A spouse, child, parent, grandparent, brother, or sister of the Annuitant or Owner.

"Owner" means a natural person designated as Owner of the Contract to which this rider is attached. Owner also means a joint Owner.

CONTRACT TERMS APPLY: This rider is attached to and made a part of the Contract. The terms of the Contract apply to the rider except to the extent they are in conflict with the rider's terms.

CONSIDERATION: The consideration for this rider is payment of the initial Purchase Payment for the base Contract. There is no additional charge for this rider.

WHEN RIDER ENDS: This rider will end if the Contract terminates or is surrendered for cash.

Signed for the Company at its Home Office.



                   Secretary









Form B261